EXHIBIT 11.2

HASBRO, INC. AND SUBSIDIARIES
Computation of Earnings Per Common Share
Quarters Ended September 25, 2005 and September 26, 2004

(Thousands of Dollars and Shares Except Per Share Data)

	2005		2004
	-----------------		-----------------
	Basic	Diluted	Basic	Diluted
	-------	-------	-------	-------

Net earnings	$ 92,063	92,063	88,687	88,687

Effect of dilutive securities:
Change in fair value of liabilities potentially
settleable in common stock	-	(570)	-	(5,150)
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	1,066
	------------	------------	------------	------------

Adjusted net earnings	$ 92,063	92,559	88,687	84,603
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Weighted average number of shares
outstanding:
Outstanding at beginning of period	178,562	178,562	176,772	176,772
Exercise of stock options and warrants:
Actual exercise of options	755	755	113	113
Assumed exercise of options and warrants	-	2,544	-	1,730
Purchase of common stock	(386)	(386)	-	-
Liabilities potentially settleable in
common stock	-	5,243	-	5,918
Contingent convertible debentures
due 2021	-	11,574	-	11,574
	------------	------------	------------	------------
Total	178,931	198,292	176,885	196,107
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Per common share:
Net earnings	$ 0.51	0.47	0.50	0.43
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